Chang G. Park, CPA, Ph. D.

t 2667 CANIMO DEL RIO SOUTH PLAZA B t SAN DIEGO t CALIFORNIA 92108-3707t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

March 31, 2010

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of March 23, 2010 on the reviewed financial statements of Vacation Home Swap, Inc. as of January 31, 2010, in the Form S-1 Amendment no. 4, filed by Vacation Home Swap, Inc. with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Chang G. Park

____________________________

Chang G. Park, CPA

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board